Exhibit 10.43

O Y S T E R   P O I N T   M A R I N A   P L A Z A

Partial Lease Termination Agreement

THIS PARTIAL LEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of November 19, 2017, by and between Kashiwa Fudosan America, Inc., a California corporation (“Landlord”) and SUNESIS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

Recitals

A.Landlord and Tenant have heretofore entered into that certain lease dated as of August 1, 2013 (the “Lease”) for premises described as Suite 400 (the “Premises”), initially containing approximately 15,378 rentable square feet, in the building located at 395 Oyster Point Boulevard, South San Francisco, California (the “Building”), which forms part of the office building complex commonly known as Oyster Point Marina Plaza (the “Complex”).

B.The Lease has heretofore been amended by the following instruments: (i) that certain First Amendment to Office Lease dated as of June 3, 2014 (the “First Amendment”), under which the parties agreed to extend the Term of the Lease through June 30, 2015, and to expand the Premises by the addition thereto of Suite 300 containing approximately 6,105 rentable square feet of space; (ii) that certain Second Amendment to Office Lease dated as of January 28, 2015 (the “Second Amendment”), under which the parties agreed to extend the Term of the Lease through December 31, 2015, and to grant Tenant an extension option for an additional term of six (6) months (the “Extension Option”); (iii) that certain Third Amendment to Office Lease dated as of September 1, 2015 (the “Third Amendment”), under which the parties agreed to extend the Term of the Lease through June 30, 2016, pursuant to Tenant’s valid exercise of its Extension Option; (iv) that certain Fourth Amendment to Office Lease dated as of March 7, 2016 (the “Fourth Amendment”), under which the parties agreed to extend the Term through June 30, 2018, and to make certain other related changes in the Lease; and (v) that certain Fifth Amendment to Office Lease dated as of October 17, 2017, under which the parties agreed to reduce the Premises by the subtraction therefrom of Suite 300 for all purposes under the Lease from and after June 30, 2018, and to extend the Term of the Lease through June 30, 2021.

A.The Term of the Lease with respect to Suite 300 alone commenced on July 1, 2014, and in the absence of this Agreement would have expired on June 30, 2018.

B.The parties mutually desire to terminate the Lease with respect to Suite 300 alone on and subject to the terms and conditions hereof.

Agreement

Now therefore, in consideration of the mutual terms and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1Effective Date.  The partial termination of the Lease provided for hereunder with respect to Suite 300 alone shall become effective at 11:59 p.m. on December 31, 2017 (the “Effective Date”).

2Termination.  Notwithstanding anything to the contrary in the Lease, the Term of the Lease with respect to Suite 300 alone shall be deemed to have terminated and expired on the Effective Date; provided, however, that if Tenant shall violate any provisions hereof, or if Tenant’s representations herein shall be false, Landlord shall have the right to declare such termination null and void and to reinstate the Lease with respect to Suite 300, in addition to, and not in lieu of, any other rights or remedies that may be available to Landlord.  Suite 300 alone shall be deemed to have been surrendered by Tenant on the Effective Date, but Tenant shall nevertheless fully comply with all obligations under the Lease through the Effective Date, including those provisions relating to the condition of the Premises, and removal of Tenant’s personal property, upon the expiration or earlier termination of the Lease.  Except for the partial termination of the Lease with respect to Suite 300 alone provided for hereunder, the Lease shall remain in full force and effective through the amended Expiration Date stated in the Fifth Amendment.

3Disposition of Property.  On or before the Effective Date Tenant shall negotiate in good faith with CompareNetworks, which intends to occupy Suite 300 after the Effective Date under its own lease, to agree which of its trade fixtures, furniture, and equipment (collectively “FFE”) Tenant shall remove from Suite 300 on or before the Effective Date and which elements of Tenant’s FFE Tenant and CompareNetworks agree shall remain in Suite 300 for CompareNetworks’s use after the Effective Date.  Landlord

Oyster Point Marina Plaza Lease Termination Agreement

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

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agrees that Tenant may leave in place in Suite 300 all elements of Tenant’s FFE that CompareNetworks agrees to acquire through a direct agreement with Tenant for its own use (the “Transferred FFE”); provided that, notwithstanding the foregoing, Tenant shall remove all of Tenant’s FFE that has not been agreed to be Transferred FFE on or before the Effective Date and shall provide Landlord with a certified list showing (a) Tenant’s FFE to be removed from Suite 300 and (b) the Transferred FFE to remain in Suite 300 after the Effective Date.  Notwithstanding anything to the contrary herein, Tenant shall leave in place in Suite 300 all existing telecommunication and data cabling.

4Payments.  Tenant shall continue to pay all rentals and other charges under the Lease with respect to Suite 300 through the Effective Date, all of which shall be prorated on a per‑diem basis.  Any undetermined charges may be billed to Tenant when determined by Landlord (and Tenant’s obligation to pay the same shall survive termination of the Lease), or Landlord may reasonably estimate such charges and require that Tenant pay the same within thirty (30) days after Landlord bills the same, subject to adjustment after the actual charges have been determined.  As additional consideration for this Agreement, and to cover Landlord’s administrative, processing, and legal fees, and to reimburse Landlord for any loss of rentals that may hereafter be sustained after the Effective Date as a result of this Agreement, Landlord and Tenant agree that Tenant shall pay Landlord the sum of Thirty-Three Thousand Dollars ($33,000.00), in cash or certified funds (i.e., bank check or cashier’s check), together with Tenant’s execution and delivery of this Agreement to Landlord.

5Mutual Releases.  In consideration of Landlord’s releasing Tenant from the obligation to pay the balance of the rentals due under the Lease with respect to Suite 300 and executing this Agreement, and in consideration of Tenant’s agreement to pay the amounts described in § 4 above and of the representations and other agreements herein contained, Landlord and Tenant hereby release and forever discharge each other and their respective partners, officers, directors, agents, trustees, beneficiaries, and employees of and from any and all claims, liabilities, acts, damages, demands, rights of action, and causes of action which each party ever had, now has, or in the future may have against the other arising from or in any way connected with the Lease with respect to Suite 300 alone or Landlord’s management or operation of the Building or Complex in relation thereto, except for those obligations and liabilities contained herein or reinstated pursuant to the provisions hereof.  This release is intended as a full settlement and compromise of each, every, and all claims and liabilities of every kind and nature.  Both parties expressly waive any and all rights which they may have under § 1542 of the Civil Code of the State of California (or such similar statutes), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Landlord and Tenant understand and agree that by execution of this Agreement, the other party and its partners, officers, directors, agents, trustees, beneficiaries, and employees do not admit any liability of any nature whatsoever.  This Agreement is made entirely as a compromise and for the purpose of terminating the Term of the Lease with respect to Suite 300 alone and settling and extinguishing the respective claims, acts, damages, demands, rights of action, or causes of action of Landlord and Tenant with respect to the Lease with respect to Suite 300 alone.

6Warranties and Representations.  Each party represents to the other that it has full power and authority to execute this Agreement.  Each party represents to the other that, except as recited herein, it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease or any interest in the Lease or the Premises and that it has no knowledge of any existing or threatened claim, demand, obligation, liability, action, or cause of action arising from or in any manner connected with the Lease or the Premises by any other party.  Tenant represents that Tenant has not at any time done or suffered, and will not do or suffer, any act or thing whereby the Premises or any part thereof are or may be in any way charged, affected, or covered by any lien or claim and shall indemnify, defend, protect, and hold Landlord harmless from all liabilities, claims, expenses, damages, or costs arising from the same, including (without limitation) attorneys’ fees and costs.

7Holding Over.  Tenant shall pay Landlord two hundred percent (200%) of the amount of Rent otherwise then applicable under the Lease with respect to Suite 300 alone, or the highest rate permitted by law, whichever shall be less, prorated on a per‑diem basis, for each day that Tenant (or any subtenants or other occupants of the Premises) retains possession of Suite 300 or any part thereof after the Effective Date, together with all damages sustained by Landlord on account thereof.  The foregoing provisions shall not serve to extend the Term with respect to Suite 300, although Tenant shall be bound to comply with all provisions of the Lease with respect to Suite 300 until Tenant vacates Suite 300.

Oyster Point Marina Plaza Lease Termination Agreement

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

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8Notices.  Any notice given by any party to another party hereto shall be by certified or registered mail, return receipt requested, postage prepaid, to such other party at the address given below or such other address as such other party may from time to time designate in writing to the other parties in accordance with these provisions.  The addresses set forth below shall supersede any addresses for notices set forth in the Lease or in the Amendment.  Any such notice shall be deemed given when placed in the United States mails with sufficient postage prepaid.

Landlord:	Kashiwa Fudosan America, Inc.

c/o Cushman & Wakefield of California, Inc., Agent Attn: Oyster Point Asset Manager 400 Oyster Point Boulevard, Suite 117 South San Francisco, CA 94080

Tenant:	SUNESIS PHARMACEUTICALS, INC.

Attn: Legal Affairs 395 Oyster Point Boulevard, Suite 400 South San Francisco, CA 94080

9No Disclosure.  Tenant agrees that it shall not disclose any of the matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details, or conditions hereof, to any person, firm, or entity without obtaining the express written approval of Landlord, except that Tenant may disclose information required to be disclosed regarding the terms of this Agreement in connection with filings required by the Securities and Exchange Commission.

10No Offer.  Submission of this Agreement is not an offer to enter into the same but a solicitation for such an offer by Tenant.  Tenant agrees that its execution of this Agreement constitutes a firm offer to enter the same which may not be withdrawn for a period of thirty (30) working days after delivery to Landlord.  Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.  This Agreement shall not be relied upon by any other party, individual, corporation, partnership, or other entity as a basis for terminating its lease with Landlord.

11Defined Terms.  Terms used herein that are defined in the Lease or the Amendment shall have the meanings therein defined, unless a different definition is set forth in this Agreement.  In the event of any conflict between the provisions of the Lease, the Amendment and/or this Agreement, the terms of this Agreement shall prevail.

12Survival.  Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement.

13Counterparts.  This Agreement may be executed in any number of counterparts, which each severally and all together shall constitute one and the same Agreement.

14Attorneys’ Fees.  If any party obtains a judgment against any other party or parties by reason of breach of this Agreement, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment against the losing party or parties.

15Successors.  This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors, and assigns of the parties.

16Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.

17Consent.  This Agreement is subject to, and conditioned upon, any required consent or approval being granted without any fee or charge that is unacceptable to Landlord by Landlord’s mortgagees or ground lessors.  If any such consents shall be denied, or granted subject to the payment of unacceptable fees or charges hereunder, the Lease shall remain in full force and effect.  If Landlord fails to notify Tenant to the contrary within sixty (60) days after this Agreement has been executed and delivered by both parties, Tenant may assume that such consent has been granted, or that the same is not required.

18Landlord’s Representative.  Tenant acknowledges and agrees that, in executing this Lease, TAK Development, Inc., a California corporation, is acting solely in its capacity as Landlord’s authorized attorney-in-fact.  TAK Development, Inc. is not acquiring or assuming any legal liability or obligation to any other party executing this Lease, and any claim or demand of any such other party arising under or with respect to this Lease shall be made and enforced solely against Landlord.

19Whole Agreement.  The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises, or inducements have been made by the parties other than as appear in this Agreement.  This Agreement may not be amended except in writing signed by all the parties.

Oyster Point Marina Plaza Lease Termination Agreement

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

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In witness whereof, the parties have executed this Agreement as of the date first above written.

Landlord:	Tenant:
KASHIWA FUDOSAN AMERICA, INC., a California corporation	SUNESIS PHARMACEUTICALS, INC., a Delaware corporation
By: TAK Development, Inc., a California corporation	By: /s/ Daniel N. Swisher, Jr. Daniel N. Swisher, Jr.
Its: Attorney-in-Fact
By: /s/Tomoki Miura	Its: CEO & President
Tomoki Miura, Senior Manager

Oyster Point Marina Plaza Lease Termination Agreement

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

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